HealthEquity Appoints Moody’s CFO Noémie Heuland
to Board of Directors

DRAPER, Utah, September 30, 2026 (GLOBE NEWSWIRE) -- HealthEquity, Inc. (NASDAQ: HQY) (“HealthEquity” or the “Company”), the largest independent health savings account (HSA) custodian by account volume and a leader in consumer-directed benefits (CDB), today announced that Noémie Heuland, Chief Financial Officer of Moody’s Corporation (NYSE: MCO), has been elected to its board of directors (the “Board”) effective Sept.24, 2026. Heuland will also serve on the Audit and Risk Committee and Cybersecurity and Technology Committee of the Board. Her appointment expands the Board to 11 directors, nine of whom are independent.
“Noémie has built her career at the intersection of finance and technology, with deep experience leading through periods of growth and change,” said Robert Selander, Chairman of the Board. “Her financial and strategic perspective will be valuable as we continue to scale HealthEquity, invest for the future and navigate the opportunities that come with our next phase of growth.”
“HealthEquity has built a strong business grounded in an important mission: helping people better manage and pay for healthcare," said Heuland. "I look forward to contributing my experience as the Company continues to grow, innovate, and create value for its members, clients and shareholders."
Heuland has served as Chief Financial Officer of Moody’s since April 2024. Before becoming CFO of Moody’s, Heuland was the Chief Financial Officer at Dayforce, Inc. from October 2020 to February 2024. Before joining Dayforce, Heuland spent 12 years working for SAP in finance leadership roles. Heuland holds an M.S. in Finance and Accounting from Nantes Business School of Management, now known as Audencia. Ms. Heuland is a Certified Public Accountant.

About HealthEquity
HealthEquity and its subsidiaries administer HSAs and other consumer-directed benefits for nearly 18 million accounts in partnership with employers, benefits advisors, and health and retirement plan providers who share our mission to save and improve lives by empowering healthcare consumers. For more information, visit www.healthequity.com.

Investor Relations Contact:
Richard Putnam
801-727-1000
rputnam@healthequity.com